Exhibit 99.4

FOR IMMEDIATE RELEASE                                           SYMBOL:  LANC
Thursday, May 1, 2003                                           TRADED:   Nasdaq

            LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

      COLUMBUS, Ohio, May 1 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net income of $18,047,000 for the company's third fiscal quarter ended March 31, 2003. Net income totaled $28,807,000 for the corresponding quarter of a year ago when the company benefited from a pre-tax distribution of $15.6 million (26 cents per share after taxes) received under the Continued Dumping and Subsidy Offset Act (CDSOA). Basic and diluted earnings per share for the fiscal 2003 third quarter were 50 cents per share compared to 78 cents in the year-ago quarter. Third quarter net sales were $260 million, a four percent decline from net sales of $271 million in the third quarter last year.

      Net income for the latest quarter also included pre-tax income of $2.4 million (four cents per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs. In the third quarter last year, net income included a similar LIFO pre-tax benefit of $0.4 million (one cent per share after taxes).

      For the nine months ended March 31, 2003, net income reached $90,582,000, compared to $66,571,000 earned in the first nine months a year ago. Basic and diluted earnings per share were $2.49 compared to $1.80 a year ago. Nine-month net sales were $843 million compared to $848 million last year.

      The most recent nine-month results included CDSOA pre-tax income of $39.2 million (67 cents per share after taxes), a pre-tax restructuring charge of $4.9 million (eight cents per share after taxes) related to the company's consumer glassware operations, and pre-tax income of $5.1 million (nine cents per share after taxes) associated with the liquidation of LIFO inventories carried at substantially lower prior years' costs. The year-ago nine-month results included, in addition to the third quarter's CDSOA and LIFO income, a pre-tax provision of $14.3 million (24 cents per share after taxes) for accounts receivable reserves related to Kmart Corporation's bankruptcy. Income related to CDSOA has been recorded in the accompanying financial statements as other income.

      Goodwill amortization, which ceased upon the company's adoption of Statement of Financial Accounting Standards No. 142 effective the beginning of the current fiscal year, on a pre-tax basis, totaled $0.7 million (two cents per share after taxes) for the prior year's third quarter and $2.0 million (five cents per share after taxes) for the nine months.


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PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

      John B. Gerlach, Jr., chairman and CEO, said, "With the CDSOA remittances falling in the second quarter this year and the third quarter last year, our quarterly comparisons were somewhat skewed. Disruptive winter weather, concerns over the conflict in Iraq and rising energy costs hampered consumer spending and contributed to our lower earnings."

      Specialty Foods sales declined slightly during the third quarter. Mr. Gerlach said, "Less than expected Specialty Food volume was impacted by unusually severe winter weather that affected many national chain restaurant customers. Retail markets were influenced by increased competitive conditions and the later Easter. Margins in our dressing and sauces operations were adversely affected by a marked increase in soybean oil costs and a less favorable sales mix."

      Automotive sales during the third quarter were up three percent from the prior year level. Operating income increased nearly five percent. Mr. Gerlach stated, "This segment benefited from new aluminum accessory programs with original equipment manufacturers. Automotive margins improved on a more favorable sales mix despite higher petroleum-driven material costs."

      "Our Glassware and Candles sales declined almost 16 percent for the quarter," Mr. Gerlach stated. "This segment encountered weak consumer demand, difficult pricing conditions and costs associated with the introduction of a broad new line of Candle-lite brand candles. We believe this investment in new products is necessary to maintain our leading presence in the market channels we serve. Segment operating results, which included the LIFO income, were also impacted by a provision totaling in excess of $1 million for the impairment of certain glass molds as we further reduce our product lines. We have been encouraged by the progress made to date in integrating our consumer glassware operations, although much still needs to be accomplished."

      Commenting on the company's fourth quarter, Mr. Gerlach said, "In this unusual economic environment, it is difficult to forecast top line demand. Making our comparisons all the more challenging will be increased material costs, particularly for soybean oil, as well as additional rollout costs for our new candle products. Along with most companies, we are seeing energy and employee benefit costs rise above year-ago levels. While early in the quarter, we are encouraged that our food volumes appear to be comparing positively in April. Looking at the full fiscal year, we continue to expect a record bottom line aided by the CDSOA funding and believe we remain well-positioned to benefit from any upturn in the economy as our balance sheet remains debt-free."


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PAGE 3 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

      The company's third quarter conference call is scheduled for this morning, May 1, at 10:00 a.m. EDT. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. A replay of the webcast will be made available on the company website.

      This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      ####

FOR FURTHER INFORMATION:      John B. Gerlach, Jr., Chairman and CEO, or
                              John L. Boylan, Vice President, Treasurer and CFO
                              Lancaster Colony Corporation
                              Phone: 614/224-7141
                              -or-
                              Investor Relations Consultants, Inc.
                              Phone: 727/781-5577 or E-mail: lanc@mindspring.com


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PAGE 4 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
             CONSOLIDATED SUMMARY OF SALES AND EARNINGS (UNAUDITED)
                     (In thousands except per-share amounts)

                                                            Three Months Ended                  Nine Months Ended
                                                                 March 31,                          March 31,
                                                           2003             2002              2003              2002
                                                        --------------------------------------------------------------
Net sales                                               $ 259,535         $ 270,912        $  843,025        $ 847,714
Cost of sales                                             205,962           213,388           657,534          660,520
                                                        ---------         ---------        ----------        ---------
Gross margin                                               53,573            57,524           185,491          187,194
Selling, general & administrative expenses                 24,629            26,030            75,751           94,053
Restructuring and impairment charge                           (84)               --             4,861               --
                                                        ---------         ---------        ----------        ---------
Operating income                                           29,028            31,494           104,879           93,141
Other income (expense):
    Interest expense                                           --                --                --              (54)
    Interest income and other - net                           (47)           15,383            40,407           15,261
                                                        ---------         ---------        ----------        ---------
Income before income taxes                                 28,981            46,877           145,286          108,348
Taxes based on income                                      10,934            18,070            54,704           41,777
                                                        ---------         ---------        ----------        ---------
Net income                                              $  18,047         $  28,807        $   90,582        $  66,571
                                                        =========         =========        ==========        =========
Net income per common share:(a)
    Basic and diluted                                   $     .50         $     .78        $     2.49        $    1.80

Cash dividends per common share                         $     .20         $     .18        $      .58        $     .53

Weighted average common shares outstanding:
    Basic                                                  36,013            36,712            36,310           36,924
    Diluted                                                36,064            36,777            36,366           36,980

(a) Based on the weighted average number of shares outstanding during each period.

                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (UNAUDITED)
                                 (In thousands)

                                                            Three Months Ended               Nine Months Ended
                                                                 March 31,                       March 31,
                                                           2003             2002            2003            2002
                                                        ----------------------------------------------------------
NET SALES
    Specialty Foods                                     $ 140,959         $143,425        $452,908        $428,973
    Glassware and Candles                                  57,274           67,988         207,237         250,571
    Automotive                                             61,302           59,499         182,880         168,170
                                                        ---------         --------        --------        --------
                                                        $ 259,535         $270,912        $843,025        $847,714
                                                        =========         ========        ========        ========
OPERATING INCOME
    Specialty Foods                                     $  23,342         $ 25,910        $ 83,914        $ 82,816
    Glassware and Candles                                   2,279            2,291          12,252           5,000
    Automotive                                              4,937            4,720          13,381           9,725
    Corporate expenses                                     (1,530)          (1,427)         (4,668)         (4,400)
                                                        ---------         --------        --------        --------
                                                        $  29,028         $ 31,494        $104,879        $ 93,141
                                                        =========         ========        ========        ========


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PAGE 5 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            March 31,   June 30,
                                                              2003        2002
                                                           ---------------------
                                                           (Unaudited)
ASSETS
Current assets:
   Cash and equivalents                                     $131,357    $ 83,378
   Receivables - net of allowance for doubtful
      accounts                                               101,520     109,350
   Total inventories                                         153,136     148,251
   Prepaid expenses and other current assets                  27,022      25,121
                                                            --------    --------
      Total current assets                                   413,035     366,100
Net property, plant and equipment                            159,855     165,943
Other assets                                                  88,554      86,662
                                                            --------    --------
         Total assets                                       $661,444    $618,705
                                                            ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         $ 42,730    $ 43,258
   Accrued liabilities                                        48,108      46,046
                                                            --------    --------
      Total current liabilities                               90,838      89,304
Other noncurrent liabilities and deferred taxes               28,445      28,124
Shareholders' equity                                         542,161     501,277
                                                            --------    --------
         Total liabilities and shareholders' equity         $661,444    $618,705
                                                            ========    ========

                                      #####